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                                                               Exhibit (a)(1)(D)

                  FORM OF LETTER TO TENDERING OPTION HOLDERS


                            Mercator Software, Inc.


                                    [date]

[name]
[address]

Dear option holder:

  On behalf of Mercator Software, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options (the "Old Options") granted under the Mercator Software, Inc. 1997 Equity Incentive Plan (the "EIP") for new options the Company will grant under the EIP (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's offer to exchange dated September 17, 2001 (the "Offer of Exchange") and the related letter of transmittal.

  The Offer expired at 5:00 P.M., Eastern Daylight Savings time, on Friday, October 19, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange on October 19, 2001 tendered Old Options exercisable for a total of ____________ shares of Common Stock and canceled all such Old Options.

  The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of Common Stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive the New Options under the Plan exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such New Option. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that:

  . the per share exercise price under the New Option will equal the fair market value of the Common Stock on the date the Company grants the New Option; and

  . the new options will have a three year annual vesting schedule that begins on the grant date of the new options. One-third of the new options will vest immediately upon grant. The remaining two-thirds of the new options will vest at a rate of two-ninths (2/9) per year for each of the following three years.

  In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the New Option on or about April 23, 2002. At that time, as described in the Offer to Exchange, you will receive a New Option agreement that will be executed by you and the Company.

  In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee of the Company or one of its subsidiaries from the date you tendered Old Options through the date the Company grants the New Options to receive your New Option. If for any reason you do not remain an employee, you will not receive a New Option or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employ of the Company or any of its subsidiaries.

  If you have any questions about your rights in connection with the grant of a New Option, please call Linda Austin at (203) 563-1260.
              Sincerely,

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                                 Attachment A

                            [Name of Option Holder]



          Number of Option Shares                      Exercise Price of
       Subject to Tendered Old Option                 Tendered Old Option
           Accepted for Exchange                     Accepted for Exchange

      __________________________________           ___________________________

      __________________________________           ___________________________

      __________________________________           ___________________________

      __________________________________           ___________________________


Number of Option Shares Subject to New Options to be Granted to You on or About April 23, 2002*

*Note that the Company did not issue any New Options exercisable for fractional shares. Instead, the Company rounded down to the nearest whole number.

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